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                            August 23, 2021

       James D. Frias
       Chief Financial Officer
       Nucor Corporation
       1915 Rexford Road
       Charlotte, North Carolina 28211

                                                        Re: Nucor Corporation
                                                            Registration
Statement on Form S-4
                                                            Filed August 19,
2021
                                                            File No. 333-258923

       Dear Mr. Frias:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sergio
Chinos, Staff Attorney, at (202) 551-7844 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Manufacturing
       cc:                                              Wade B. Sample